As filed with the Securities and Exchange Commission on May 13, 2024

Registration Number 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Velo3D, Inc.

(Exact name of registrant as specified in its charter)

Delaware	98-1556965
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

2710 Lakeview Court

Fremont, California 94538

(408) 610-3915

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Bradley Kreger

Interim Chief Executive Officer

2710 Lakeview Court

Fremont, California 94538

(408) 610-3915

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Per B. Chilstrom, Esq.

Fenwick & West LLP

902 Broadway

New York, NY 10010

(212) 430-2600

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 13, 2024

PRELIMINARY PROSPECTUS

Velo3D, Inc.

21,949,079 Shares of Common Stock

This prospectus relates to the offer and sale from time to time by the selling stockholders named in this prospectus (the “Selling Stockholders”) of up to 21,949,079 shares of our common stock, par value $0.00001 per share (our “common stock”), issuable upon the exercise of the 2024 Private Warrants (as defined below).

The Selling Stockholders may offer, sell or distribute all or a portion of the shares of common stock hereby registered publicly or through private transactions at prevailing market prices or at negotiated prices. We will not receive any of the proceeds from such sales of the shares of our common stock. We will bear all costs, expenses and fees in connection with the registration of these shares of common stock, including with regard to compliance with state securities or “blue sky” laws. The Selling Stockholders will bear all commissions and discounts, if any, attributable to their sale of shares of our common stock. See “Plan of Distribution” beginning on page 9 of this prospectus.

Our common stock is listed on the New York Stock Exchange (the “NYSE”) under the symbol “VLD.” On May 10, 2024, the last reported sales price of our common stock on the NYSE was $0.22 per share.

We are an “emerging growth company” and a “smaller reporting company” as these terms are defined under the federal securities laws and, as such, are subject to certain reduced public company reporting requirements.

Investing in our common stock involves risks. See the section entitled “Risk Factors” beginning on page 4 of this prospectus, as well as the section entitled “Risk Factors” beginning on page 19 of our Annual Report on Form 10-K for the year ended December 31, 2023, which is incorporated by reference in this prospectus, to read about factors you should consider before buying our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                                   , 2024.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) using the “shelf” registration process. Under this shelf registration process, the Selling Stockholders may, from time to time, sell or otherwise distribute the shares of common stock offered by them as described in the section titled “Plan of Distribution” in this prospectus. We will not receive any proceeds from the sale by such Selling Stockholders of the shares of common stock offered by them described in this prospectus.

Neither we nor the Selling Stockholders have authorized anyone to provide you with any information or to make any representations other than those contained or incorporated by reference in this prospectus or any applicable prospectus supplement or, if permitted, any free writing prospectuses prepared by or on behalf of us or to which we have referred you. Neither we nor the Selling Stockholders take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the Selling Stockholders will make an offer to sell these shares of common stock in any jurisdiction where the offer or sale is not permitted.

We may also provide a prospectus supplement or, if required, a post-effective amendment to the registration statement to add information to, update or change information contained or incorporated by reference in this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the additional information to which we refer you in the section of this prospectus entitled “Where You Can Find More Information; Incorporation by Reference.” Information incorporated by reference after the date of this prospectus may add, update or change information contained in this prospectus. Any information in such subsequent filings that is inconsistent with this prospectus will supersede the information in this prospectus or any earlier prospectus supplement.

Unless the context otherwise requires, references in this prospectus to:

●	“Legacy Velo3D” refer to Velo3D, Inc., a Delaware corporation, prior to the closing of the Merger (as defined herein);

●	“Velo3D” refer to Velo3D, Inc., a Delaware corporation (f/k/a JAWS Spitfire Acquisition Corporation, a Cayman Islands exempted company, prior to domestication), and its consolidated subsidiaries following the closing of the Merger; and

●	“we,” “us,” and “our” or the “Company” refer to Velo3D following the closing of the Merger and to Legacy Velo3D prior to the closing of the Merger.

ii

PROSPECTUS SUMMARY

This summary may not contain all the information that you should consider before investing in our common stock. You should read the entire prospectus and the information incorporated by reference in this prospectus carefully, including “Risk Factors” and the financial statements and related notes incorporated by reference herein, before making an investment decision.

Company Overview

We seek to fulfill the promise of additive manufacturing (“AM”), also referred to as three-dimensional printing or 3D printing, to deliver breakthroughs in performance, cost and lead time in the production of high-value metal parts.

We produce a fully integrated hardware and software solution based on our proprietary laser powder bed fusion (“L-PBF”) technology, which greatly reduces and often eliminates the need for support structures. Our technology enables the production of highly complex, mission-critical parts that existing AM solutions cannot produce without the need for redesign or additional assembly. Our Sapphire family of systems gives our customers who are in space, aviation, defense, automotive, energy and industrial markets the freedom to design and produce metal parts with complex internal features and geometries that had previously been considered impossible for AM. We believe our technology is years ahead of competitors.

Our technology is novel compared to other AM technologies based on its ability to deliver high-value metal parts that have complex internal channels, structures and geometries. This affords a wide breadth of design freedom for creating new metal parts and it enables replication of existing parts without the need to redesign the part to be manufacturable with AM. Because of these features, we believe our technology and product capabilities are highly valued by our customers. Our customers are primarily original equipment manufacturers (“OEMs”) and contract manufacturers who look to AM to solve issues with traditional metal parts manufacturing technologies. Those traditional manufacturing technologies rely on processes, including casting, stamping and forging, that typically require high volumes to drive competitive costs and have long lead times for production. Our customers look to AM solutions to produce assemblies that are lighter, stronger and more reliable than those manufactured with traditional technologies. Our customers also expect AM solutions to drive lower costs for low-volume parts and substantially shorter lead times. However, many of our customers have found that legacy AM technologies failed to produce the required designs for the high-value metal parts and assemblies that our customers wanted to produce with AM. As a result, other AM solutions often require that parts be redesigned so that they can be produced and frequently incur performance losses for high-value applications.

In contrast, our technology can deliver complex high value metal parts with the design advantages, lower costs and faster lead times associated with AM, and generally avoids the need to redesign the parts. As a result, our customers have increasingly adopted our technology into their design and production processes. We believe our value is reflected in our sales patterns, as most customers purchase a single machine to validate our technology and purchase additional systems over time as they embed our technology in their product roadmap and manufacturing infrastructure. We consider this approach a “land and expand” strategy, oriented around a demonstration of our value proposition followed by increasing penetration with key customers.

The Shares of Common Stock We Are Registering

The shares of our common stock to which this prospectus relates are issuable upon the exercise of warrants (the “2024 Private Warrants”) to purchase up to 21,949,079 shares of common stock that were issued to the Selling Stockholders on April 1, 2024 in a private placement in connection with an amendment to our senior secured notes due 2026 (the “Secured Notes”). The 2024 Private Warrants will become exercisable 45 days after the original issuance date (the “Initial Exercise Date”), will be exercisable at an exercise price of $0.4556 per share and will expire on the one-year anniversary of the later of (i) the Initial Exercise Date and (ii) the date on which the registration statement of which this prospectus forms a part is declared effective by the SEC. The Selling Stockholders may exercise the 2024 Private Warrants by paying the exercise price in cash or by electing to reduce the then outstanding principal amount under the Secured Notes by an amount equal to the quotient of (A) any or all, at the option of the Selling Stockholders, of the amount of such aggregate exercise price divided by (B) one and twenty hundredths (1.20). The 2024 Private Warrants may also be exercised on an alternative cashless basis under certain circumstances.

In order to permit the public offer and resale from time to time of these shares of common stock by the Selling Stockholders, on April 1, 2024, we entered into a letter agreement, dated as of March 31, 2024 (the “Letter Agreement”), with the Selling Stockholders. In accordance with the terms of the Letter Agreement, we are using this prospectus to register up to 21,949,079 shares of common stock to be sold by the Selling Stockholders from time to time after the date of this prospectus. The Selling Stockholders might not sell any or all of the shares of common stock offered by this prospectus.

For additional information, see our Current Report on Form 8-K filed on April 2, 2024, which is incorporated herein by reference.

Corporate Information

We were incorporated on September 11, 2020 as a special purpose acquisition company and a Cayman Islands exempted company under the name JAWS Spitfire Acquisition Corporation (“JAWS Spitfire”). On December 7, 2020, JAWS Spitfire completed its initial public offering of units. On September 29, 2021, JAWS Spitfire consummated a merger (the “Merger”) with Legacy Velo3D pursuant to the Business Combination Agreement, dated as of March 22, 2021, by and among JAWS Spitfire, Spitfire Merger Sub, Inc., a Delaware corporation, and Legacy Velo3D, as amended. In connection with the Merger, JAWS Spitfire’s jurisdiction of incorporation was changed from the Cayman Islands to the State of Delaware and JAWS Spitfire changed its name to Velo3D, Inc.

Our address is 2710 Lakeview Court, Fremont, CA 94538. Our telephone number is (408) 610-3915. Our website address is https://www.velo3d.com. Information contained on our website or connected thereto does not constitute part of, and is not incorporated by reference into, this prospectus or the registration statement of which it forms a part.

The Offering

Issuer	Velo3D, Inc.

Shares of common stock offered by the Selling Stockholders	Up to 21,949,079 shares of our common stock issuable upon the exercise of the 2024 Private Warrants

Terms of the offering	The Selling Stockholders will determine when and how they will dispose of the shares of common stock registered under this prospectus for resale.

Use of proceeds	We will not receive any proceeds from the sale of shares of common stock by the Selling Stockholders.

NYSE symbol	Our common stock is listed on the NYSE under the symbol “VLD.”

Risk factors

Investing in our shares of common stock involves a high degree of risk. Before buying any of our shares of common stock, you should carefully read the discussion of material risks of investing in our shares of common stock. Please see the section entitled “Risk Factors” beginning on page 4 of this prospectus, as well as the section entitled “Risk Factors” beginning on page 19 of our Annual Report on Form 10-K for the year ended December 31, 2023, which report is incorporated by reference in this prospectus.

RISK FACTORS

An investment in our shares of common stock involves a high degree of risk. You should consider the risk factors described in the “Risk Factors” section of our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, which report is incorporated herein by reference, in addition to the factors and other information contained in or incorporated by reference in this prospectus or in any prospectus supplement or post-effective amendment, if required, before purchasing any of our common stock. We may face additional risks and uncertainties that are not presently known to us, or that we currently deem immaterial, which may also impair our business or financial condition. The occurrence of any of these risks might cause you to lose all or part of your investments in the offered securities. See “Where You Can Find More Information; Incorporation by Reference” and “Cautionary Note Regarding Forward-Looking Statements.”

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain matters discussed in this prospectus and the documents incorporated by reference in this prospectus may constitute forward-looking statements for purposes of the Securities Act of 1933, as amended (the “Securities Act”), and the Exchange Act of 1934, as amended (the “Exchange Act”), and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from the future results, performance or achievements expressed or implied by such forward-looking statements. The words “anticipate,” “believe,” “estimate,” “may,” “expect” and similar expressions are generally intended to identify forward-looking statements. Our actual results may differ materially from the results anticipated in these forward-looking statements due to a variety of factors, including, without limitation, those discussed in the section entitled “Risk Factors,” and elsewhere in this prospectus and the documents incorporated by reference herein, where such forward-looking statements appear. All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by these cautionary statements. Such forward-looking statements include, but are not limited to, statements about:

●	our market opportunity;

●	the ability to maintain the listing of our common stock on the NYSE, and the potential liquidity and trading of our common stock;

●	our ability to execute our business plan, which may be affected by, among other things, competition, and our ability to grow and manage growth profitably, maintain relationships with customers and retain our key employees;

●	changes in applicable laws or regulations;

●	the inability to develop and maintain effective internal control over financial reporting;

●	our ability to service and comply with our indebtedness;

●	our ability to raise financing in the future;

●	our success in retaining or recruiting, or changes required in, our officers, key employees or directors;

●	the period over which we anticipate our existing cash and cash equivalents will be sufficient to fund our operating expenses and capital expenditure requirements and our ability to continue as a going concern;

●	the potential for our business development efforts to maximize the potential value of our portfolio;

●	regulatory developments in the United States and foreign countries;

●	the impact of laws and regulations;

●	our expectations regarding our strategic realignment and related initiatives, and our strategic business review process to explore alternatives in order to maximize stockholder value;

●	our estimates regarding expenses, future revenue, capital requirements and needs for additional financing;

●	our financial performance;

●	the macroeconomic conditions, including economic downturns or recessions, inflation, interest rate fluctuations, supply chain shortages and any lingering effects of the COVID-19 pandemic on the foregoing; and

●	other factors detailed under the section entitled “Risk Factors”.

The forward-looking statements contained in this prospectus and the documents incorporated by reference herein reflect our views and assumptions only as of the date of this prospectus or such document, as applicable. Except as required by law, we assume no responsibility for updating any forward-looking statements.

We qualify all of our forward-looking statements by these cautionary statements. In addition, with respect to all of our forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

USE OF PROCEEDS

All of the shares of common stock offered by the Selling Stockholders pursuant to this prospectus will be sold by the Selling Stockholders for their respective accounts. We will not receive any of the proceeds from these sales.

The Selling Stockholders will pay any underwriting discounts and commissions and expenses incurred by the Selling Stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Stockholders in disposing of the shares of common stock. We will bear the costs, fees and expenses incurred in effecting the registration of the shares of common stock covered by this prospectus, including all registration and filing fees, NYSE listing fees and fees and expenses of our counsel and our independent registered public accounting firm.

SELLING STOCKHOLDERS

The Selling Stockholders may offer and sell, from time to time, any or all of the shares of common stock being offered for resale by this prospectus, which consists of up to 21,949,079 shares of common stock issuable upon the exercise of the 2024 Private Warrants.

The term “Selling Stockholders” includes the stockholders listed in the tables below and their permitted affiliate transferees who later come to hold any of the Selling Stockholders’ interest in the shares of common stock in accordance with the terms of the Letter Agreement.

The following tables provide, as of April 15, 2024, information regarding the beneficial ownership of our common stock of each Selling Stockholder, the number of shares of common stock that may be sold by each Selling Stockholder under this prospectus and that each Selling Stockholder will beneficially own after this offering.

Because each Selling Stockholder may dispose of all, none or some portion of their shares of common stock, if and to the extent such Selling Stockholder exercises its 2024 Private Warrant, no estimate can be given as to the number of shares of common stock that will be beneficially owned by a Selling Stockholder upon termination of this offering. For purposes of the table below, however, we have assumed that after termination of this offering none of the shares of common stock covered by this prospectus will be beneficially owned by the Selling Stockholders and further assumed that the Selling Stockholders will not acquire beneficial ownership of any additional securities during the offering. In addition, the Selling Stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, our common stock in transactions exempt from the registration requirements of the Securities Act after the date on which the information in the table is presented.

Under the terms of the 2024 Private Warrants, the Selling Stockholders may not receive any shares of our common stock otherwise deliverable upon exercise of the 2024 Private Warrants to the extent, but only to the extent, that such receipt would cause the Selling Stockholder (together with the Selling Stockholder’s Affiliates and Attribution Parties (as such terms are defined in the 2024 Private Warrants)) to become, directly or indirectly, the beneficial owner of more than 4.99% of the shares of our common stock outstanding at such time.

We may amend or supplement this prospectus from time to time in the future to update or change this Selling Stockholders list and the shares of common stock that may be resold.

Please see the section titled “Plan of Distribution” for further information regarding the Selling Stockholders’ method of distributing these shares.

	Shares of Common Stock
Name	Number Beneficially Owned Prior to Offering(1)	Number Registered for Sale Hereby	Number Beneficially Owned After Offering	Percent Owned After Offering(2)
High Trail Investments ON LLC(3)(4)	16,779,632	8,779,632	8,000,000	2.7%
HB SPV I Master Sub LLC(3)(4)	25,169,447	13,169,447	12,000,000	4.1%

(1)	Figures in this column consist of (i) shares of our common stock held directly by such Selling Stockholder, (ii) shares of our common stock issuable upon exercise of the 2024 Private Warrants and (iii) shares of our common stock issuable upon exercise of the warrants issued to the Selling Stockholders on December 29, 2023 (the “2023 Warrants”).
(2)	The percentage of shares to be beneficially owned after completion of the offering is calculated on the basis of 296,145,070 shares of common stock outstanding as of April 15, 2024, assuming (i) the issuance of all shares of common stock issuable upon exercise of the 2024 Private Warrants and the sale of all such common stock by the Selling Stockholders and (ii) the issuance of all shares of common stock issuable upon exercise of the 2023 Warrants, in each case, without taking account of any limitation on exercise pursuant to the terms of the 2024 Private Warrants and 2023 Warrants, as applicable.
(3)	Hudson Bay Capital Management LP, the investment manager of the Selling Stockholders, has voting and investment power over these securities. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management LP. Each of the Selling Stockholders and Sander Gerber disclaims beneficial ownership over these securities. The address of each Selling Stockholder is c/o Hudson Bay Capital Management LP, 28 Havemeyer Place, 2nd Floor, Greenwich, CT 06830.

(4)	In addition to the entry into the Letter Agreement and the issuance of the 2024 Private Warrants pursuant thereto, we have entered into the following transactions with the Selling Stockholders:

•	On August 14, 2023, pursuant to a Securities Purchase Agreement, dated August 14, 2023, as amended (the “Securities Purchase Agreement”), with the Selling Stockholders, we issued to the Selling Stockholders $70,000,000 aggregate principal amount of our senior secured convertible notes due 2026 (the “Initial Secured Convertible Notes”). Pursuant to the Securities Purchase Agreement, the Selling Stockholders have the right to purchase up to an additional $35.0 million in aggregate principal amount of our senior secured convertible notes due 2026.

•	On November 28, 2023, pursuant to a Securities Exchange Agreement, dated November 27, 2023, with the Selling Stockholders, (i) we made a cash payment to the Selling Stockholders of $15.0 million to repay $12.5 million of aggregate principal amount of the Initial Secured Convertible Notes, together with accrued and unpaid interest (which interest rate was at the Default Interest rate provided in the Initial Secured Convertible Notes and accrued as of October 1, 2023), (ii) the remaining Initial Secured Convertible Notes were exchanged for (A) $57.5 million aggregate principal amount of Secured Notes and (B) 10,000,000 shares of common stock, and (iii) we made a cash payment to the Selling Stockholders of accrued and unpaid interest (which interest rate was at the Default Interest rate provided in the Initial Secured Convertible Notes and accrued as of October 1, 2023) on the remaining Initial Secured Convertible Notes so exchanged.

•	On December 29, 2023, (i) pursuant to a securities purchase agreement, dated December 27, 2023, with the Selling Stockholders, we sold the Selling Stockholders 10,000,000 shares of common stock and warrants to purchase 10,000,000 shares of common stock for an aggregate purchase price of $5.0 million, and (ii) pursuant to a note amendment to the Secured Notes, dated December 27, 2023, with the Selling Stockholders, we made a cash payment to the Selling Stockholders of $25.0 million to repay approximately $20.8 million of aggregate principal amount of the Secured Notes, together with accrued and unpaid interest, and made certain amendments to the Secured Notes.

•	On April 1, 2024, pursuant to a note amendment to the Secured Notes, dated March 31, 2024, with the Selling Stockholders, we made a cash payment of $5.5 million to the Selling Stockholders to repay approximately $4.2 million of aggregate principal amount of the Secured Notes, together with accrued and unpaid interest, and on April 15, 2024, we made a cash payment of $5.5 million to the Selling Stockholders to repay approximately $4.6 million of principal of the Secured Note, together with accrued and unpaid interest.

PLAN OF DISTRIBUTION

The Selling Stockholders, which as used herein includes permitted affiliate transferees, pledgees or other successors-in-interest selling shares of our common stock or interests in our common stock received after the date of this prospectus from the Selling Stockholders as a transfer, may, from time to time, sell, transfer, distribute or otherwise dispose of certain of their shares of common stock or interests in our common stock on any stock exchange, market or trading facility on which shares of our common stock are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The Selling Stockholders may use any one or more of the following methods when disposing of their shares of common stock or interests therein:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades (which may involve crosses) in which the broker-dealer will attempt to sell the shares of common stock as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its accounts;

●	an exchange distribution and/or secondary distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	distributions to their affiliates;

●	short sales (including short sales “against the box”) effected after the date of the registration statement of which this prospectus is a part is declared effective by the SEC;

●	through the writing or settlement of standardized or over-the-counter options or other hedging transactions, whether through an options exchange or otherwise;

●	in market transactions, including transactions on a national securities exchange or quotations service or over-the-counter market;

●	by pledge to secure debts and other obligation;

●	directly to purchasers, including our affiliates and stockholders, in a rights offering or otherwise;

●	through agents;

●	broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares of common stock at a stipulated price per share; and

●	through a combination of any of these methods or any other method permitted by applicable law.

The Selling Stockholders may effect the distribution of our common stock from time to time in one or more transactions either:

●	at a fixed price or prices, which may be changed from time to time;

●	at market prices prevailing at the time of sale;

●	at prices relating to the prevailing market prices; or

●	at negotiated prices.

The Selling Stockholders may, from time to time, pledge or grant a security interest in some shares of our common stock owned by them and, if a Selling Stockholder defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell such shares of common stock, as applicable, from time to time, under this prospectus, or under an amendment or supplement to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of the Selling Stockholders to include the pledgee or other successors in interest as the Selling Stockholders under this prospectus.

The Selling Stockholders may agree to indemnify a broker-dealer or agent against certain liabilities related to the sale of our common stock, including liabilities under the Securities Act. The Selling Stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their common stock. Upon our notification by a Selling Stockholder that any material arrangement has been entered into with a broker-dealer for the sale of common stock through a block trade, special offering, exchange distribution, secondary distribution or a purchase by aa broker-dealer, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, disclosing certain material information, including:

●	the name of the Selling Stockholder;

●	the number of common stock being offered;

●	the terms of the offering;

●	the names of the participating broker-dealers or agents;

●	any discounts, commissions or other compensation paid to broker-dealers and any discounts, commissions or concessions allowed or reallowed or paid by any dealers;

●	the public offering price;

●	any delayed delivery arrangements; and

●	other material terms of the offering.

In addition, upon being notified by a Selling Stockholder that a permitted affiliate transferee, pledgee or other successor in-interest intends to sell common stock, we will, to the extent required, promptly file a supplement to this prospectus to name specifically such person as a Selling Stockholder.

Agents, broker-dealers or their affiliates may engage in transactions with, or perform services for, the Selling Stockholders (or their affiliates) in the ordinary course of business. The Selling Stockholders may also use other third parties with whom such Selling Stockholders have a material relationship.

The Selling Stockholders (or their affiliates) will describe the nature of any such relationship in the applicable prospectus supplement.

There can be no assurances that the Selling Stockholders will sell, nor are the Selling Stockholders required to sell, any or all of the common stock offered under this prospectus.

In connection with the sale of shares of our common stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of our common stock in the course of hedging the positions they assume. The Selling Stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge shares of our common stock to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities that require the delivery to such broker-dealer or other financial institution of shares of our common stock offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the Selling Stockholders from the sale of shares of our common stock offered by them will be the purchase price of such shares of our common stock less discounts or commissions, if any. The Selling Stockholders reserve the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of share of our common stock or warrants to be made directly or through agents. We will not receive any of the proceeds from any offering by the Selling Stockholders.

The Selling Stockholders also may in the future resell a portion of our common stock in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule, or pursuant to other available exemptions from the registration requirements of the Securities Act.

The Selling Stockholders and any broker-dealers or agents that participate in the sale of shares of our common stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of shares of our common stock may be underwriting discounts and commissions under the Securities Act. If any Selling Stockholder is an “underwriter” within the meaning of Section 2(11) of the Securities Act, then such Selling Stockholder will be subject to the prospectus delivery requirements of the Securities Act. Dealers and agents may be entitled, under agreements entered into with the Selling Stockholders, to indemnification against and contribution toward specific civil liabilities, including liabilities under the Securities Act.

To the extent required, our common stock to be sold, the respective purchase prices and public offering prices, the names of any agent or dealer, and any applicable discounts, commissions, concessions or other compensation with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus. To facilitate the offering of shares of our common stock offered by the Selling Stockholders, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock. This may include over-allotments or short sales, which involve the sale by persons participating in the offering of more shares of common stock than were sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option, if any. In addition, these persons may stabilize or maintain the price of our common stock by bidding for or purchasing shares of common stock in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if shares of common stock sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of our common stock at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time. These transactions may be effected on any exchange on which the shares of common stock are traded, in the over-the-counter market or otherwise.

Under the Letter Agreement, we have agreed to indemnify the applicable Selling Stockholders party thereto against certain liabilities that they may incur in connection with the sale of the shares of common stock registered hereunder, including liabilities under the Securities Act, and to contribute to payments that the Selling Stockholders may be required to make with respect thereto. In addition, the Selling Stockholders may agree to indemnify any broker-dealer or agent against certain liabilities related to the selling of the shares of common stock , including liabilities arising under the Securities Act.

Under the Letter Agreement, we have agreed to maintain the effectiveness of the registration statement of which this prospectus forms a part pursuant to such agreement until the earliest of (i) the one year anniversary of the expiration date of the 2024 Private Warrants and (ii) with respect to any Selling Stockholder, the date on which such Holder ceases to own any Registrable Securities (as defined in the Letter Agreement). Pursuant to the Letter Agreement, the shares of common stock issued or issuable upon the exercise of the 2024 Private Warrants will cease to be Registrable Securities upon the earliest of (A) when they are sold by a Selling Stockholder (other than a sale to an affiliate of the Selling Stockholder), whether pursuant to an effective registration statement under the Securities Act, pursuant to Rule 144 under the Securities Act or otherwise, (B) when they shall have ceased to be outstanding, and (C) when they may be sold pursuant to Rule 144 under the Securities Act without restriction on the basis of volume or manner of sale limitations.

We have agreed to pay all expenses in connection with this offering, other than selling commissions, stock transfer taxes and certain legal expenses. Selling Stockholders may use this prospectus in connection with resales of shares of our common stock. This prospectus and any accompanying prospectus supplement will identify the Selling Stockholders, the terms of our common stock and any material relationships between us and the Selling Stockholders. Selling Stockholders may be deemed to be underwriters under the Securities Act in connection with shares of our common stock they resell and any profits on the sales may be deemed to be underwriting discounts and commissions under the Securities Act. Unless otherwise set forth in a prospectus supplement, the Selling Stockholders will receive all the net proceeds from the resale of shares of our common stock.

A Selling Stockholder that is an entity may elect to make an in-kind distribution of common stock to its members, partners or stockholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus, as amended or supplemented. To the extent that such transferees are not affiliates of ours, such transferees will receive freely tradable shares of common stock pursuant to the distribution effected through this registration statement.

LEGAL MATTERS

The validity of the shares of common stock offered hereby has been passed upon for us by Fenwick & West LLP.

EXPERTS

The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2023 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to the Company's ability to continue as a going concern as described in Note 1 to the financial statements) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

Available Information

We file reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov.

Our website address is www.velo3d.com. The information on our website, however, is not, and should not be deemed to be, a part of this prospectus.

This prospectus and any applicable prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. Statements in this prospectus or any prospectus supplement about these documents are summaries, and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement through the SEC’s website, as provided above.

Incorporation by Reference

The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in this prospectus or a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or a subsequently filed document incorporated by reference modifies or replaces that statement.

This prospectus incorporates by reference the documents set forth below that have previously been filed with the SEC:

●	our Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on April 3, 2024;

●	our Current Reports on Form 8-K filed with the SEC on January 4, 2024 (but only with respect to Item 3.01 thereto), January 30, 2024, January 31, 2024, April 2, 2024, April 11, 2024 (but only with respect to Item 1.01 thereto and exhibits 4.1, 4.2, 5.1, 10.1, 10.2 and 23.1 thereto) and April 22, 2024 (but only with respect to Item 5.02 thereto and exhibits 10.1 and 10.2 thereto);

●	our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 29, 2024 (but only with respect to information required by Part III of our Annual Report on Form 10-K for the year ended December 31, 2023); and

●	the description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on December 2, 2020, as updated by the description of our common stock contained in Exhibit 4.6 to our Annual Report on Form 10-K for the year ended December 31, 2022, including any subsequent amendments or reports filed for the purpose of updating such description.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act in this prospectus, prior to the termination of this offering, including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.

We will provide, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents incorporated by reference in this prospectus, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents. Requests may be made by telephone at 1 (408)-610-3915, or by sending a written request to Velo3D, Inc., 2710 Lakeview Court, Fremont, CA 94538, Attention: Investor Relations.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses payable in connection with the offering of the securities being registered, all of which will be paid by the registrant (except any underwriting discounts and commissions and expenses incurred by the Selling Stockholders in disposing of the securities):

SEC registration fee	$733.79
Legal fees and expenses*	*
Accounting fees and expenses*	*
Printer fees and Miscellaneous expenses*	*
Total*	*

*	Estimated fees and expenses not currently known.

Item 15. Indemnification of Officers and Directors

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers under certain circumstances and subject to certain limitations. The terms of Section 145 of the Delaware General Corporation Law are sufficiently broad to permit indemnification under certain circumstances for liabilities, including reimbursement of expenses incurred, arising under the Securities Act of 1933, as amended (the “Securities Act”).

As permitted by the Delaware General Corporation Law, the Registrant’s certificate of incorporation (as amended, the “Certificate of Incorporation”), contains provisions that eliminate the personal liability of its directors and officers for monetary damages for any breach of fiduciary duties as a director or officer, except liability for the following:

●	any breach of the director’s or officer’s duty of loyalty to the Registrant or its stockholders;

●	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

●	under Section 174 of the Delaware General Corporation Law (regarding liability of directors for unlawful dividends and stock purchases); or

●	any transaction from which the director or officer derived an improper personal benefit.

In addition, the exculpation provision of the Certificate of Incorporation would not shield officers from liability for claims brought by or in the right of the corporation, such as derivative claims.

As permitted by the Delaware General Corporation Law, the Registrant’s amended and restated bylaws (the “Bylaws”) provide that:

●	the Registrant is required to indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law, subject to very limited exceptions;

●	the Registrant is required to advance expenses, as incurred, to its directors and officers in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions; and

●	the rights conferred in the Bylaws are not exclusive.

The Registrant has entered into indemnification agreements with its directors and executive officers, which provide for indemnification and advancements by the Registrant of certain expenses and costs under certain circumstances. At present, there is no pending litigation or proceeding involving a director or executive officer of the Registrant for which indemnification is sought. The indemnification provisions in the Registrant’s Certificate of Incorporation, Bylaws and the indemnification agreements entered into between the Registrant and each of its directors and executive officers may be sufficiently broad to permit indemnification of the Registrant’s directors and executive officers for liabilities arising under the Securities Act.

The Registrant has directors’ and officers’ liability insurance for securities matters.

Item 16. Exhibits

(a)	Exhibits.

Exhibit Number		Incorporated by Reference
	Exhibit Title	Form	Exhibit	Filing Date	Filed Herewith
2.1	Business Combination Agreement, dated as of March 22, 2021, by and among JAWS Spitfire Acquisition Corporation, Spitfire Merger Sub, Inc., and Velo3D, Inc.	8-K	2.1	03/23/2021
2.2	Amendment No. 1 to the Business Combination Agreement, dated July 20, 2021, by and among JAWS Spitfire Acquisition Corporation, Spitfire Merger Sub, Inc., and Velo3D, Inc.	S-4/A	Annex AA	07/20/2021
3.1	Certificate of Incorporation of Velo3D, Inc.	8-K	3.1	10/05/2021
3.2	Certificate of Amendment to the Certificate of Incorporation of Velo3D, Inc.	8-K	3.1	06/09/2023
3.3	Amended and Restated Bylaws of Velo3D, Inc.	8-K	3.1	02/22/2023
4.1	Specimen Ordinary Share Certificate	S-1	4.2	11/27/2020
4.2	Certificate of Corporate Domestication of JAWS Spitfire Acquisition Corporation	8-K	4.4	10/05/2021
5.1	Legal Opinion of Fenwick & West LLP				X
23.1	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm for Velo3D, Inc.				X
23.2	Consent of Fenwick & West LLP (included as part of Exhibit 5.1)				X
24.1	Power of attorney (included on the signature page hereto)				X

Item 17. Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that subparagraphs (i),(ii), and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)	Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fremont, State of California, on May 13, 2024.

VELO3D, INC.

By:	/s/ Bradley Kreger
Bradley Kreger
Interim Chief Executive Officer
(Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Bradley Kreger and Hull Xu, and each of them, as his or her true and lawful attorneys-in-fact, proxies and agents, each with full power of substitution and resubstitution and full power to act without the other, for him or her in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments or any abbreviated registration statement and any amendments thereto filed pursuant to Rule 462(b) increasing the number of securities for which registration is sought), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact, proxies and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, proxies and agents, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Bradley Kreger	Interim Chief Executive Officer and Director (Principal Executive Officer)	May 13, 2024
Bradley Kreger

/s/ Hull Xu	Chief Financial Officer (Principal Financial and Accounting Officer)	May 13, 2024
Hull Xu

/s/ Carl Bass	Chairman and Director	May 13, 2024
Carl Bass

/s/ Benyamin Buller	Director	May 13, 2024
Benyamin Buller

/s/ Michael Idelchik	Director	May 13, 2024
Michael Idelchik

/s/ Adrian Keppler	Director	May 13, 2024
Adrian Keppler

/s/ Ellen Smith	Director	May 13, 2024
Ellen Smith

/s/ Gabrielle Toledano	Director	May 13, 2024
Gabrielle Toledano

/s/ Matthew Walters	Director	May 13, 2024
Matthew Walters

/s/ Stefan Krause	Director	May 13, 2024
Stefan Krause